Exhibit 23.4

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 (No. 333-110762) of Southern Financial Bancorp, Inc. of our report dated January 16, 2002, relating to the financial statements of Provident Bankshares Corporation as of December 31, 2001 and for each of the years in the two-year period ended December 31, 2001, which appear in Provident Bankshares Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Baltimore, Maryland
January 5, 2004